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                                                                EXHIBIT (11)

                             WALL STREET DELI, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (Unaudited)

                                                            For the                                 For the
                                                       Three Months Ended                      Nine Months Ended
SHARES:                                            March 29,1997   March 30, 1996        March 29, 1997  March 30, 1996
                                                   -------------   --------------        --------------  --------------
  Weighted average number of common shares
  outstanding                                          3,167,436        3,407,608             3,300,801       3,407,176
  Effect of shares issuable under stock option
  plan as determined by the treasury stock
  method                                                      --            8,998                 1,847          24,122
                                                       ---------        ---------            ----------       ---------
  Weighted average number of common shares
  outstanding as adjusted                              3,167,436        3,416,607             3,302,648       3,431,298
PER COMMON SHARE COMPUTATIONS:
      Net income                                       $ 100,586       $   57,754            $  471,044      $  127,359
                                                       =========       ==========            ==========      ==========
Earnings per share:                                    $     .03       $      .02            $      .14      $      .04
                                                       =========       ==========            ==========      ==========


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